Exhibit 10.3

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT is made on January 27, 2011 to the Employment Agreement dated effective January 24, 2011 Employment Agreement (the “Employment Agreement”) entered into by and between BRE Properties, Inc. (the “Company”), and Scott A. Reinert (“Executive”) and is made effective as of January 1, 2011 (the “Amendment Effective Date”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Employment Agreement as follows:

1. Modification to Section 8.2(a). Section 8.2(a) to the Employment Agreement is deleted in its entirety and replaced with the following:

(a) If within 12 months after the effective date of a Change in Control (as defined below) this Agreement and Executive’s employment is terminated due to Executive’s death or Disability, then Executive or his estate (i) shall receive, within 90 days after the close of the fiscal year in which the death or Disability occurred, a lump-sum payment equal to the estimated Annual Bonus that Executive would have earned for the fiscal year in question (based on actual performance relative to MBO Criteria for the fiscal year and Executive’s contribution, in each case up to the date of termination), calculated on a pro-rated basis to the Termination Date; and (ii) shall be entitled to the vesting benefits set forth in any performance stock award agreement or other equity award agreement whether now in existence or entered into during the term of this Agreement.

2. Interpretation and Advice of Counsel. Executive was advised to seek the advice of counsel in connection with the negotiation of this Amendment. Executive has been given the opportunity to do so and this Amendment has been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

3. Definitions. Terms beginning with an initial capital letter not defined herein shall have the meaning given to them in the Employment Agreement.

4. Effect of Amendment. Accept as amended by this First Amendment, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the Effective Date.

BRE PROPERTIES, INC.	EXECUTIVE

/s/ Constance B. Moore Constance B. Moore CEO and President	/s/ Scott A. Reinert Scott A. Reinert